                                                                     EXHIBIT 5.1

                 [LETTERHEAD OF GRAY, HARRIS & ROBINSON, P.A.]





                               January 24, 2000


Sawtek, Inc.
1818 South Highway 441
Apopka, Florida 32703


     Re:  Registration Statement on Form S-3, as amended


Dear Ladies and Gentlemen:

     We have examined the Registration Statement on Form S-3, as amended, filed by you with the Securities and Exchange Commission on January 24, 2000, File No. 333-92527 (the "Registration Statement") in connection with the registration under the Securities Act of 1933, as amended, of 4,600,000 shares of Common Stock of Sawtek Inc. (the "Shares"), assuming the underwriters' overallotment option is exercised, by certain selling shareholders. As your counsel in connection with this transaction, we have examined the proceedings proposed to be taken in connection with the sale of the Shares.

     It is our opinion that the Shares will, when sold, be legally issued, fully paid and nonassessable.

     We consent to the use of this opinion as an exhibit to the Registration Statement, and further consent to the use of our name wherever appearing in the Registration Statement, including the prospectus constituting part thereof, and any amendment thereto and any registration statement for the same offering covered by the Registration Statement that is to be effective upon filing pursuant to Rule 462(b) and all post-effective amendments thereto.

                              Very truly yours,

                              Gray, Harris & Robinson, P.A.



                              By: /s/ William A. Grimm
                                  --------------------
                                  William A. Grimm